EXHIBIT 99.2
NEWS BULLETIN

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro	Leslie Loyet	Tim Grace
Chairman & CEO	Analysts/Investors	Media Inquires
(312) 346-8100	(312) 640-6672	(312) 640-6667
	lloyet@frbir.com	tgrace@frbir.com

FOR IMMEDIATE RELEASE	NYSE: ORI
WEDNESDAY, APRIL 22, 2009
OLD REPUBLIC ANNOUNCES $250 MILLION CONVERTIBLE NOTE OFFERING
CHICAGO — April 22, 2009 — Old Republic International Corporation (NYSE: ORI), today announced that it intends to offer, subject to market and other conditions, $250 million aggregate principal amount of convertible senior notes due 2012 in a registered underwritten public offering. Old Republic intends to grant the underwriters a 30-day option to purchase up to an additional $37.5 million aggregate principal amount of such convertible notes to cover over-allotments, if any. Merrill Lynch & Co. and J.P. Morgan Securities Inc. will act as joint bookrunning managers of the offering.
The convertible note offering is being made pursuant to a registration statement filed with the Securities and Exchange Commission. Copies of the preliminary prospectus for the offering may be obtained from Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, (212) 449-1000, and J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, (718) 242-8002.
This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful.
About Old Republic
Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages primarily in the property & liability, title insurance, and mortgage insurance fields.
Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the federal securities laws regarding, among other things, Old Republic’s intention to issue the notes and its intended use of proceeds. When used in this press release, the words “intendeds to,” “anticipates,” “expects,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. The success of the offering and the sale of the notes are subject to a number of conditions, not all of which are within Old Republic’s control. There is no assurance that Old Republic will successfully complete the proposed offering or apply the proceeds of the offering as presently intended. Actual results could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in the national economy, changes in the interest rate environment, and other risk factors set forth in Old Republic’s 2008 Form 10-K filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.